Exhibit 10.8.2

Approved by Stockholders 5/3/10

SECOND AMENDMENT
TO THE
RAM ENERGY RESOURCES, INC.
2006 LONG-TERM INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan (the “Plan”) is approved and adopted by the Board of Directors of RAM Energy Resources, Inc. (the “Company”) this 8th day of March 2010, but shall be effective only upon approval of this Amendment by the holders of the majority of outstanding shares of Common Stock present or represented, and entitled to vote, at a meeting called for such purpose.

The Plan is hereby amended as follows:

1.	Section 1.3 of the Plan is deleted in its entirety and the following Section 1.3 substituted therefor:

“Section 1.3 Shares Subject to the Plan.  Subject to the limitations set forth herein, Awards may be made under this plan for a total of 7,400,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”).  A maximum of 2,400,000 shares of Common Stock of the total authorized under this Section 1.3 may be granted as Incentive Stock Options.  The limitation of this Section 1.3 shall be subject to adjustment provisions of Article X.”

2.	Sections 4.1(a), (b), (j) and (k) of the Plan are deleted in their entirety and the remaining subsections of Section 4.1 are redesignated as Sections 4.1(a) through (h), accordingly.

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In all other respects, the Plan remains unchanged and in full force and effect.